As filed with the Securities and Exchange Commission on August 30, 2022
Registration No. 333-256518

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________
Digital Media Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7389	98-1399727
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	4800 140th Avenue N., Suite 101
	Clearwater, FL
	(877) 236-8632
	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

	Anthony Saldana
	Executive Vice President & General Counsel
	Digital Media Solutions, Inc.
	4800 140th Avenue N., Suite 101
	Clearwater, FL
	(877) 236-8632
	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

	With Copies to:
	Jeremy L. Moore
	Baker & McKenzie LLP
	700 Lousiana Street
	Houston, TX 77002
	(713) 427-5000

From time to time after this Registration Statement become effective
(Approximate Date of Commencement of Proposed Sale to the Public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
_____________________________

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included herein is a combined prospectus which also relates to the Registration Statement on Form S-1 (File No. 333-256518), which was declared effective on June 3, 2021, as supplemented (the “Prior Registration Statement”), relating to the issuance by the registrant of, among other securities, 3,436,767 shares of Class A Common Stock, par value $0.0001 (“Class A Common Stock”). Pursuant to Rule 429 under the Securities Act, this Registration Statement also constitutes a post-effective amendment to the Prior Registration Statement, as amended by Post-Effective Amendment No. 1 filed on March 30, 2022, and this post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 2”) is being filed by us (i) to convert the registration statement on Form S-1 into a registration statement on Form S-3 and (ii) to include updated information regarding the selling stockholders named in the prospectus, including a reduction in the number of shares of Class A Common Stock, par value $.0001, being offered by the selling stockholders to 2,627,415 shares. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED August 30, 2022
PRELIMINARY PROSPECTUS
Digital Media Solutions, Inc.
2,627,415 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees of 2,627,415 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) of Digital Media Solutions, Inc., a Delaware corporation (“DMS”).

This prospectus provides you with a general description of such securities and the general manner in which the Selling Holders may offer or sell the securities. More specific terms of any securities that DMS and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

DMS will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Holders pursuant to this prospectus. However, DMS will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities by the Selling Holders pursuant to this prospectus.

The registration of the securities covered by this prospectus does not mean that the Selling Holders will offer or sell any of such securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. See the section of this prospectus entitled “Plan of Distribution” for additional information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in DMS securities.

The Class A Common Stock is traded on the New York Stock Exchange under the symbol "DMS." On August 29, 2022, the closing price of the Class A Common Stock was $1.24 per share.

DMS is an “emerging growth company” and a “smaller reporting company,” as such terms are defined under the federal securities laws and, as such, is subject to certain reduced public company reporting requirements.

Investing in DMS securities involves risks. See the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 4 and in any applicable prospectus supplement and incorporated by reference herein .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2022.

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ABOUT THIS PROSPECTUS

Unless the context indicates otherwise, references to “DMS,” the “Company,” “we,” “us” and “our” in this prospectus refer to Digital Media Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined in “Selected Definitions”).

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, offer and sell, the securities described in this prospectus in one or more offerings. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 3,436,767 (now 2,627,415) shares of Class A Common Stock from time to time through any means described in “Plan of Distribution.” More specific terms of any securities that the Selling Holders may offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

MARKET, RANKING AND OTHER INDUSTRY DATA

Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its products and services relative to its competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate, which, in each case, we believe are reliable.

We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to us being a leader in a market or product category refers to our belief that it has a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products and services.

Assumptions and estimates of our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•“Amended and Restated Registration Rights Agreement” are to the amended and restated registration rights agreement entered into by DMS, Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor PIPE Entity and the Leo Independent Directors at Closing;
•“Amended Partnership Agreement” are to the amended and restated limited liability company agreement of DMSH entered into by DMS, DMSH, Prism, Clairvest Direct Seller, Blocker Corp and the Prism members at Closing;
•“Amended and Restated Warrant Agreement” are to the amended and restated warrant agreement entered into by DMS and Continental at Closing;
•“Blocker Corp” are to CEP V DMS US Blocker Company, a Delaware corporation;
•“Blocker Seller 1” are to Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership;
•“Blocker Seller 2” are to CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership;
•“Blocker Sellers” are to Blocker Seller 1 and Blocker Seller 2;
•“Board” are to the board of directors of DMS;
•“Business Combination” are to the transactions contemplated by the Business Combination Agreement, collectively;
•“Business Combination Agreement” are to Business Combination Agreement, dated as of April 23, 2020 by and among Leo, DMS, Blocker Corp, Sellers, Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative, and, solely for the limited purposes set forth therein, Sponsor;
•“Business Combination Consideration” are to a combination of cash consideration, the Seller Warrants, shares of Class B Common Stock and shares of Class C Common Stock;
•“Bylaws” are to the bylaws of DMS which were made effective upon the Domestication;
•“Certificate of Incorporation” are to the certificate of incorporation of DMS which was made effective upon the Domestication;
•“Clairvest” are to Clairvest Group Inc., an Ontario corporation;
•“Clairvest Direct Seller” are to CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership;
•“Class A Common Stock” are to the Class A common stock, par value $0.0001 per share, of DMS;
•“Class B Common Stock” are to the Class B common stock, par value $0.0001 per share, of DMS, which have no economic value but entitle the holder thereof to one vote per share and, in accordance with the Certificate of Incorporation, will be retired on a one-for-one basis upon the redemption of any DMS Units held by Prism or Clairvest Direct Seller in accordance with the Amended Partnership Agreement;
•“Class C Common Stock” are to the Class C common stock, par value $0.0001 per share, of DMS, which are convertible into shares of Class A Common Stock in accordance with the Certificate of Incorporation on a one-to-one basis;
•“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of DMS;
•“Class B ordinary shares” or “Founder Shares” are to the 5,000,000 Class B ordinary shares, par value $0.0001 per share, of Leo (of which at least 1,924,282 Class B ordinary shares were surrendered and forfeited pursuant to the Surrender Agreement described in this registration statement);
•“Closing” are to the closing of the Business Combination;
•“Continental” are to Continental Stock Transfer & Trust Company;

•“Converted Founder Shares” are to the shares of Class A Common Stock issued as a matter of law upon the conversion of the Class B ordinary shares at the time of the Domestication;
•“Conversion” are to the conversion by Blocker Sellers of the shares of Class C Common Stock issued to them in the Business Combination into shares of Class A Common Stock, on a one-for-one basis, in accordance with the Certificate of Incorporation that was effective as of immediately prior to the close of business on July 17, 2020;
•“Conversion Shares” are to the 17,937,954 shares of Class A Common Stock that were issued to the Blocker Sellers in connection with the Conversion;
•“Crisp Results Purchase Agreement” are to asset purchase agreement, dated as of April 1, 2021, by and among DMS, Inc., Edge Marketing LLC, a Delaware LLC, Crisp Marketing LLC, a Florida LLC, Union Health, LLC, a Florida LLC and Justin Ferreira as Seller Representative in connection with the Crisp Results Acquisition;
•“Director Nomination Agreement” are to the director nomination agreement to entered into by DMS, Sponsor, Sponsor PIPE Entity, Clairvest and Prism at the Closing;
•“DMS” are to Digital Media Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries;
•“DMS Common Stock” are collectively to Class A Common Stock, Class B Common Stock and Class C Common Stock;
•“DMS LLC” are to Digital Media Solutions, LLC, a Delaware limited liability company;
•“DMS Units” are to the membership interests in DMSH;
•“DMSH” are to Digital Media Solutions Holdings, LLC, a Delaware limited liability company;
•“Domestication” are to the domestication of Leo Holdings Corp. as a corporation incorporated in the State of Delaware;
•“initial public offering” are to Leo’s initial public offering that was consummated on February 15, 2018;
•“IPO registration statement” are to the Registration Statement on Form S-1 (333-222599) filed by Leo in connection with its initial public offering and declared effective by the SEC on February 12, 2018;
•“Leo” are to Leo Holdings Corp. prior to the Domestication;
•“Leo Independent Directors” are to Mss. Bush and Minnick, and Mr. Bensoussan;
•“Leo private placement warrants” are to the 4,000,000 private placement warrants of Leo (of which 2,000,000 Leo private placement warrants were surrendered and forfeited pursuant to the Surrender Agreement described in this prospectus), which were automatically converted by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections which adjustment and protections were waived by the holders of the Class B ordinary shares pursuant to the Surrender Agreement, into warrants to acquire shares of Class A Common Stock in the Domestication;
•“Lion Capital” are to Lion Capital, LLP, an affiliate of Sponsor;
•“Majority Shareholders” are to Prism and three Clairvest funds, CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership, and CEP V Co-Investment Limited Partnership, collectively;
•“Non-Blocker Member” are to any individual or entity (other than Blocker Corp) that is, from time to time, admitted to DMSH as a member pursuant to the Delaware Limited Liability Company Act and the Amended Partnership Agreement and that has not ceased to be a member of DMSH pursuant to the Delaware Limited Liability Company Act and the Amended Partnership Agreement;
•the outstanding Class A Common Stock “on an as-redeemed basis” are to the number of shares of Class A Common Stock that would be outstanding assuming all DMS Units held by Prism, Clairvest Direct Seller and the SmarterChaos sellers were acquired upon a Redemption by DMS for shares of Class A Common Stock in accordance with the Amended Partnership Agreement;
•“ordinary shares” are to the Class A ordinary shares and the Class B ordinary shares, collectively;
•“Prism” are to Prism Data, LLC, a Delaware limited liability company;
•“Private Placement Warrants” are to the 2,000,000 warrants of DMS issued as a matter of law upon the conversion at the time of the Domestication of the Leo private placement warrants and the Seller Warrants;
•“pro forma” are to giving pro forma effect to the Business Combination;
•“Public Warrants” are to the 10,000,000 warrants of DMS issued as a matter of law upon the conversion at the time of the Domestication of the public warrants that were offered and sold by Leo as part of units in its initial public offering and registered pursuant to the IPO registration statement;
•“PushPros Purchase Agreement” are to the purchase agreement, dated as of February 1, 2021, by and among DMS, Blocker Corp, DMS LLC, PushPros, Inc., a Texas corporation, and the PushPros sellers party thereto in connection with the PushPros Acquisition;

•“Redemption” are to an acquisition made pursuant to the Amended Partnership Agreement by DMS of DMS Units in exchange for Class A Common Stock on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications);
•“Redemption Shares” are to shares of Class A Common Stock issued in connection with a Redemption;
•“SEC” are to the Securities and Exchange Commission;
•“Sellers” are to Prism, Clairvest Direct Seller and Blocker Sellers;
•“Seller Warrants” are to the 2,000,000 warrants issued to Sellers as part of the Business Combination Consideration and pursuant to the Amended and Restated Warrant Agreement;
•“SmarterChaos Purchase Agreement” are to the membership interest purchase and contribution agreement, dated as of July 1, 2020, by DMSH, DMS LLC and the SmarterChaos sellers party thereto in connection with the SmarterChaos/She Is Media Acquisition;
•“Surrender Agreement” are to the Amended and Restated Sponsor Shares and Warrant Surrender Agreement, dated as of June 22, 2020, entered into by Leo, the Sponsor and the Leo Independent Directors;
•“Sponsor” are to Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership;
•“Sponsor PIPE Entity” are to Lion Capital (Guernsey) Bridgeco Limited, a company organized under the laws of Guernsey;
•“Tax Receivable Agreement” are to the tax receivable agreement entered into by DMS, Blocker Corp and the Sellers at the Closing; and
•“Trust Account” are to the trust account established at the consummation of Leo’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.digitalmediasolutions.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022 (the “Annual Report”);
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, filed with the SEC on May 10, 2022 and June 30, 2022, filed with the SEC on August 9, 2022;
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•our Current Reports on Form 8-K filed with the SEC on May 31, 2022, June 22, 2022, July 5, 2022, and August 19, 2022;
•our Proxy Statement Pursuant to Section 14(a) of the Exchange Act filed with the SEC on May 12, 2022; and
•the description of our securities contained in Exhibit 4.4 to our Annual Report on Form 10-K/A filed with the SEC on May 18, 2021.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including prior to the termination of the offering of the common stock made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Digital Media Solutions, Inc.
4800 140th Avenue N., Suite 101
Clearwater, FL
(877) 236-8632

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of that term in Section 27A of the Securities Act, and Section 21E of the Exchange Act, and are made in reliance upon the protections provided by such acts for forward-looking statements. These forward statements are often identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “assume,” “likely,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include, without limitation, DMS’s expectations with respect to its future performance and its ability to implement its strategy, and are based on the beliefs and expectations of our management team from the information available at the time such statements are made. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to:
•the COVID-19 pandemic or other public health crises;
•changes in client demand for our services and our ability to adapt to such changes;
•the entry of new competitors in the market;
•the ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions;
•the ability to maintain, grow and protect the data DMS obtains from consumers and advertisers;
•the performance of DMS’s technology infrastructure;
•the ability to protect DMS’s intellectual property rights;
•the ability to successfully source and complete acquisitions and to integrate the operations of companies DMS acquires, including Traverse, the Crisp Results assets and Aimtell, PushPros and Aramis Interactive;
•the ability to improve and maintain adequate internal controls over financial and management systems, and remediate the identified material weakness;
•changes in applicable laws or regulations and the ability to maintain compliance;
•our substantial levels of indebtedness;
•volatility in the trading price on the NYSE of our common stock and warrants;
•fluctuations in value of our private placement warrants; and
•other risks and uncertainties indicated from time to time in DMS’s filings with the SEC, including those described herein under the heading “Risk Factors”.

There may be additional risks that we consider immaterial or which are unknown, and it is not possible to predict or identify all such risks. DMS cautions that the foregoing list of factors is not exclusive. In addition, DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

PROSPECTUS SUMMARY
This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under “Cautionary Statement Regarding Forward Looking Statements” and the information incorporated by reference including the risk factors and the consolidated financial statements and the related notes thereto before making an investment decision. The definition of some of the terms used in this prospectus are set forth under “Selected Definitions.”

Our Business

DMS is a leading provider of technology-enabled, data-driven digital performance advertising solutions. DMS is headquartered in Clearwater, Florida with nearly 580 employees as of December 31, 2021.

Our performance-based ROI-driven business model de-risks ad spend for advertisers which in turn positions DMS to grow as digital ad spend accelerates because advertisers are shifting more of their ad spend from traditional channels like TV and radio to digital channels, including social media, search, display, e-mail, push and connected TV.

The Company has three material revenue streams, which represents disaggregation of services for:
(1) customer acquisition, (2) managed services and (3) software services (“SaaS”).
•Customer acquisition - The process of identifying and cultivating potential customers (also known as customers or near customers otherwise known as leads) for our customer’s business products or services through impressions, clicks and direct messaging (email, push and text/SMS or short message service) based on predefined qualifying characteristics specified by the customer. Revenue is earned based on the cost per action (“CPA”) defined within the executed insertion order (“IO”) and/or agreed to with the customer.
•Managed Services - The management of a customer’s marketing spend and performance, through the utilization of proprietary software delivery platform. Revenue in certain cases, is earned based on a percentage (%) of the customer’s total media spend, which is recognized as a net revenue, while other revenue is recognized on a gross basis.
•Software Services (“SaaS”) - The application of propriety performance marketing software, which tracks lead counts, sources and channels, pricing and overall spend for each client. The software allows online real-time management of marketing activities and spend to attract potential applicants, sourced through various digital online methods. Revenue is earned by licensing the software to customers under a Software Services (“SaaS”) based contract.

Certain Recent Business Acquisitions

Over the past several years, we have adopted a diversification strategy and have grown to become a leading provider of digital performance marketing solutions, with three reportable segments (Brand Direct, Marketplace and Technology Solutions). Our recent acquisitions are as follows.

On May 10, 2022, the Company acquired Traverse Data, Inc. (“Traverse”). Traverse is a marketing and advertising technology company. The Company paid cash consideration of $2.5 million upon closing of the transaction. The transaction also includes up to $0.5 million in contingent consideration, subject to the achievement of certain milestones, which can be paid in cash 15 months after the acquisition date.

On April 1, 2021, the Company completed a transaction to purchase the assets of Crisp Marketing, LLC (“Crisp Results”). Crisp Results is a digital performance advertising company. The Company paid consideration of $40.0 million upon closing of the transaction, consisting of $20.0 million cash and Class A Common Stock valued at $20.0 million. The transaction also included up to $10.0 million in contingent consideration to be earned over the 12 months following the acquisition, subject to the achievement of certain milestones, and a $5.0 million deferred payment to be paid 18 months after the acquisition date in the form of cash or Class A common stock at the Company’s discretion. The milestones for payment of $10 million in contingent consideration were achieved and the contingent consideration was satisfied by the issuance of 2,989,090 unregistered shares of Class A Common Stock (the “Crisp Earnout Shares”) on July 1, 2022.

On February 1, 2021, the Company acquired Aimtell, Inc. (“Aimtell”), PushPros, Inc. (“PushPros”) and Aramis Interactive (“Aramis”). Aimtell and PushPros are leading providers of technology-enabled digital performance advertising solutions connecting consumers and advertisers within the home, auto, health and life insurance verticals. Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships. The Company paid consideration of $20.0 million upon the closing transaction, consisting of $5.0 million in cash and approximately 1.29 million shares of Class A Common Stock valued at $15.0 million. The transaction also included up to $15.0 million in contingent consideration to be earned over the three years following the acquisition, subject to the achievement of certain milestones. The contingent consideration can be paid in cash or Class A Common Stock at the election of the Company.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of our initial public offering, (B) in which we have total annual gross revenue of at least $1.07 billion or (C) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” included in this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

We were incorporated on November 29, 2017 as a Cayman Island exempted company under the name “Leo Holdings Corp.” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 15, 2020, in connection with the consummation of the Business Combination, we domesticated as a corporation incorporated in the state of Delaware and changed our name to “Digital Media Solutions, Inc.” Our principal executive offices are located at 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762, and our telephone number is (877) 236-8632. Our website is https://digitalmediasolutions.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

We are registering the resale by the Selling Holders or their permitted transferees of up to 2,627,415 shares of Class A Common Stock. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under the heading “Risk Factors.”

Shares of Class A Common Stock potentially offered by the Selling Holders
2,627,415 shares

Use of Proceeds     We will not receive any proceeds from the sale of the Class A Common Stock to be offered by the Selling Holders.

NYSE Ticker Symbols                    “DMS”

RISK FACTORS
Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed herein under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks under Item 1A of Part I incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additionally, the risks and uncertainties incorporated by reference in this prospectus, or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS
All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and any filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of the Company securities does not purport to be complete and is subject to the Certificate of Incorporation and the Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

Authorized Capitalization

The total amount of our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.0001 per share, of the Company, consisting of (a) 500,000,000 shares of Class A Common Stock, (b) 60,000,000 shares of Class B Common Stock, (c) 40,000,000 shares of Class C Common Stock, and (d) 100,000,000 shares of preferred stock, par value $0.0001 per share, of DMS (“DMS Preferred Stock”). As of August 23, 2022, 39,836,114 shares of the registrant’s Class A Common Stock, 25,699,464 of the registrant’s Class B Common Stock and warrants to purchase 13,999,078 shares of the registrant’s Class A common stock, were issued and outstanding, not giving effect to the issuance of our Class A Common Stock in the Crisp Results Acquisition.

DMS Common Stock

Voting rights. Each holder of DMS Common Stock will be entitled to one (1) vote for each share of DMS Common Stock held of record by such holder. The holders of shares of DMS Common Stock will not have cumulative voting rights. Except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of DMS Common Stock, as a single class with such holders of Preferred Stock). In addition to any other vote required in the Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will each be entitled to vote separately as a class only with respect to amendments to the Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, except as otherwise required by law, holders of DMS Common Stock, as such, will not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation (as defined in the Certificate of Incorporation) relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock will be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.

Except as provided in the Certificate of Incorporation, dividends and other distributions will not be declared or paid on the Class B Common Stock.

Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Company payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio (as defined in the Certificate of Incorporation) immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock will be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board from time to time out of assets or funds of the Company legally available therefor.

Redemption. The holder of each DMS Unit other than Blocker Corp will, pursuant to the terms and subject to the conditions of Amended Partnership Agreement, have the right (the “Redemption Right”) to redeem each such DMS Unit for the applicable Cash Amount (as defined in the Amended Partnership Agreement), subject to the Company’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMS Units that such DMS Member has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in the Certificate of Incorporation and in the Amended Partnership Agreement.

Retirement of Class B Common Stock. In the event that (i) any DMS Unit is consolidated or otherwise cancelled or retired or (ii) any outstanding share of Class B Common Stock held by a holder of a corresponding DMS Unit otherwise will cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise (including in connection with the Redemption Right and the Exchange Option as described above), then the corresponding share(s) of Class B Common Stock (which, for the avoidance of doubt, will be equal to such DMS Unit divided by the Conversion Ratio prior to and until the Effective Time (as defined below) (in the case of (i)) or such share of Class B Common Stock (in the case of (ii)) will automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company for no consideration and thereupon will be retired and restored to the status of authorized but unissued shares of Class B Common Stock.

Rights upon Liquidation. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company after payments to creditors of the Company that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Company available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock will be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Automatic Conversion of Class B Common Stock. Immediately and automatically upon the earlier of (the “Effective Time”) (i) July 4, 2024 and (ii) the date on which there are no amounts owed to any lender pursuant to the Credit Facility, each share of Class B Common Stock will automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split, into a fraction of a share of Class B Common Stock equal to the Conversion Ratio.

Conversion of Class C Common Stock. Each holder of Class C Common Stock will have the right, at such holder’s option, at any time, to convert all or any portion of such holder’s shares of Class C Common Stock, and the Company will have the right, at the Company’s option, from and after the Effective Time, to convert all or any portion of the issued and outstanding shares of Class C Common Stock, in each case into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for the number of shares of Class C Common Stock equal to the Issuance Multiple (as defined in the Business Combination Agreement) so converted.

Transfers. The holders of shares of Class B Common Stock will not transfer such shares other than as part of a concurrent transfer of (i) if prior to the Effective Time, a number of DMS Units equal to the number of shares of Class B Common Stock being so Transferred multiplied by the Conversion Ratio or (ii) if after the Effective Time, an equal number of DMS Units, in each case made to the same transferee in accordance with the restrictions on transfer contained in the Amended Partnership Agreement.

Other rights. No holder of shares of DMS Common Stock will be entitled to preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to the DMS Common Stock. The rights, preferences and privileges of holders of the DMS Common Stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of DMS Preferred Stock could have the effect of decreasing the trading price of DMS Common Stock, restricting dividends on the capital stock of the DMS, diluting the voting power of the DMS Common Stock, impairing the liquidation rights of the capital stock of DMS, or delaying or preventing a change in control of DMS.

Dividends

DMS has never paid any dividends. The payment of future dividends on the shares of Class A Common Stock or Class C Common Stock, as applicable, will depend on the financial condition of the Company after the completion of the Business Combination subject to the discretion of the Board. It is presently expected that the Company will retain all earnings for use in the business operations of the Company and, accordingly, it is not expected that the Board will declare any dividends in the foreseeable future. The ability of the Company to declare dividends may be limited by the terms of any other financing and other agreements entered into by the Company or its subsidiaries from time to time.

The Company is a holding company with no material assets other than the equity interests in Blocker Corp held by it. Blocker Corp will be a wholly owned subsidiary of the Company and a holding company with no material assets other than its ownership of DMS Units. The Amended Partnership Agreement requires DMS to make “tax distributions” pro rata to holders of DMS Units (including Blocker Corp) in amounts sufficient for the Company and Blocker Corp to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by the Company.

The Company anticipates that the distributions Blocker Corp will receive from DMS may, in certain periods, exceed the Company’s and Blocker Corp’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, acquiring additional newly issued DMS Units from DMS at a per unit price determined by reference to the market value of the shares of Class A Common Stock at such time (which DMS Units are expected to be contributed to Blocker Corp); paying dividends, which may include special dividends, on Class A Common Stock and Class C Common Stock; funding repurchases of Class A Common Stock or Class C Common Stock; or any combination of the foregoing. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. To the extent that the Company does not distribute such excess cash as dividends on Class A Common Stock or otherwise undertake ameliorative actions between DMS Units and shares of Class A Common Stock and instead, for example, holds such cash balances, holders of DMS Units other than Blocker Corp may benefit from any value attributable to such cash balances as a result of their ownership of shares of Class A Common Stock following an exchange of their DMS Units, notwithstanding that such holders may previously have participated as holders of DMS Units in distributions by DMS that resulted in such excess cash balances at the Company. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding DMS Units, to maintain one-for-one parity between DMS Units and shares of Class A Common Stock of DMS. See “Risk Factors.”

Election of Directors and Vacancies

Subject to the rights of the holders of any series of DMS Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement, the number of directors which will constitute the Board will be not less than five (5) nor more than eleven (11), and the exact number of directors will be fixed from time to time, within the limits specified herein, by the Board.

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes cast will be sufficient to elect such directors to the Board.

Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for a term expiring at the next annual meeting of stockholders and until his or her successor will have been elected and qualified.

Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of the Company. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that will be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of the Company, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), will be as valid and binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of DMS Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights of the holders of any series of DMS Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only (i) by a majority of the Board or the Chief Executive Officer of the Company or (ii) at any time when Prism, Clairvest and any of their respective affiliates (as defined in the Certificate of Incorporation) (including any Affiliated Companies (as defined in the Certificate of Incorporation) of Clairvest) (collectively, the “DMS Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, by the holders of a majority of the outstanding voting stock of the Company Subject to the rights of the holders of any series of Preferred Stock, at any time when the DMS Group collectively owns, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company in accordance with Section 228 of the

DGCL and the Bylaws; provided that, from and after the first date that the DMS Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Company shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•the provisions regarding the size of the Board and the election of directors pursuant to the Director Nomination Agreement;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding the limited liability of directors of the Company;
•the provisions regarding the election not to be governed by Section 203 of the DGCL;
•the provision regarding the votes necessary to amend the Bylaws; and
•the amendment provision requiring that the above provisions be amended only with an 662/3% supermajority vote.

Further, the provision regarding the waiver of the corporate opportunity doctrine may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Company.

As long as there are any shares of Class B Common Stock issued and outstanding, the existence of the Class A Common Stock and the Class B Common Stock, and the rights, preferences and privileges conferred upon the holders of Class A Common Stock and Class B Common Stock in the Certificate of Incorporation, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the Class B Common Stock.

The Bylaws may be amended (A) by the affirmative vote of a majority of the entire Board (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Company.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

•the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
•the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
•the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Certificate of Incorporation, the Company opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that Sponsor, Seller, any Affiliated Company (as defined in the Certificate of Incorporation), any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Corporate Opportunity

The Certificate of Incorporation provides that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to each of the stockholders and directors of the Company or any of their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equityholders and/or employees, including any of the foregoing who serve as directors of the Company (other than the Company and its subsidiaries and other than directors that are employees of the Company or any of its subsidiaries) (the “Exempted Person”) and that may be a business opportunity for the Company, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director, any such business opportunity is expressly offered to such director solely in his or her capacity as our director. Each of the Exempted Person will not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries. The provision regarding the waiver of the corporate opportunity doctrine in the Certificate of Incorporation may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Company.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of the directors of the Company to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants

Public Warrants

Each Public warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time, provided that we have an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

Once the warrants become exercisable, we may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

If the number of shares of outstanding Class A Common Stock is increased by a share dividend payable in Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of the Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions, and they will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Transfer Agent and Warrant Agent

The transfer agent for Class A Common Stock and warrant agent for the Public Warrants and Private Placement Warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Class A Common Stock or Warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of Class A Common Stock then outstanding; or
•the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

All of the DMS Units we issued to the SmarterChaos sellers pursuant to the SmarterChaos Purchase Agreement, all of the shares of Class A Common Stock we issued to the PushPros sellers pursuant to the PushPros Purchase Agreement, all of the shares of Class A common stock we issued to the Crisp Results sellers pursuant to the Crisp Results Purchase Agreement and all of the shares issued pursuant to the post-closing working capital provisions of the Business Combination Agreement are restricted securities for purposes of Rule 144. While we were formed as a shell company, since the completion of the

Business Combination we are no longer a shell company. Accordingly, as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will be available for the resale of the above noted restricted securities.

SELLING HOLDERS
This prospectus relates to the possible offer and resale by the Selling Holders of up to 2,627,415 shares of Class A Common Stock.

On April 1, 2021, the Company completed the acquisition of certain assets of Crisp Marketing LLC (“Crisp Results”) and its subsidiary Union Health, LLC (the “Crisp Results Acquisition”). The Crisp Results assets enable data-driven digital performance advertising solutions with a focus on the insurance industry, including the Medicare insurance category. The Company paid consideration of $40 million upon closing of the transaction, consisting of $20 million cash and 1,595,100 shares of the Company’s Class A Common Stock. The transaction also included up to $10 million in contingent consideration to be earned over the twelve months following the closing, subject to the operation of the acquired assets reaching certain milestones, and a $5 million deferred payment. The milestones for payment of $10 million in contingent consideration were achieved and the contingent consideration was satisfied by the issuance of 2,989,090 unregistered shares of Class A Common Stock (the “Crisp Earnout Shares”) on July 1, 2022. The deferred payment can be paid in cash or stock at the election of the Company.

Subsequent to the Business Combination, DMS issued (i) 307,000 DMS Units to the SmarterChaos sellers pursuant to the SmarterChaos Purchase Agreements in connection with the SmarterChaos/She Is Media Acquisition (which were subsequently redeemed for Class A Common Stock), (ii) 1,293,103 shares of Class A Common Stock to the PushPros sellers pursuant to the PushPros Purchase Agreement in connection with the PushPros Acquisition and (iii) 1,595,100 shares of Class A Common Stock to the Crisp Results sellers pursuant to the Crisp Results Purchase Agreement in connection with the Crisp Results Acquisition (exclusive of the Crisp Earnout Shares). The shares of Class A Common Stock issued pursuant to the PushPros Purchase Agreement and the Crisp Results Purchase Agreement (other than the Crisp Earnout Shares), and the 307,000 shares of Class A Common Stock that were issued upon redemption of the DMS Units issued pursuant to the SmarterChaos Purchase Agreement, are being registered by the registration statement of which this prospectus forms a part pursuant to the registration rights granted under the PushPros Purchase Agreement and the Crisp Results Purchase Agreement.

The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock after the date of this prospectus such that registration rights shall apply to those securities.

The following table is prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 65,535,578 shares of Class A Common Stock outstanding on an as-redeemed basis as of August 23, 2022. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of Class A Common Stock issuable upon exercise of that particular Selling Holder’s Warrants, if any, and did not assume the exercise of any other Selling Holder’s Warrants.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the shares of Class A Common Stock covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

Class A Common Stock as of August 23, 2022

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%[1]	Number of Shares	%[1]	Number of Shares	%[1]
Prism Data, LLC[2]	44,658,378	66.6%	241,177	*	44,417,201	66.3%
Clairvest Group Inc. and affiliates[3]	44,658,378	66.6%	241,177	*	44,417,201	66.3%

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%[1]	Number of Shares	%[1]	Number of Shares	%[1]
Joseph Marinucci[2]	45,369,534	67.7%	241,177	*	45,128,357	67.3%
Luis Ruelas[4]	7,008,112	10.7%	40,024	*	6,968,088	10.6%
Fernando Borghese[4]	6,449,503	9.7%	31,390	*	6,418,113	9.7%
Matthew Goodman[4]	2,593,284	4.0%	14,126	*	2,579,158	3.9%
Jonathan Katz[4]	215,088	*	1,085	*	214,003	*
David Shtief[4]	621,910	*	3,325	*	618,585	*
Mathew Frary[5]	31,915	*	31,915	*	—	*
Estalea I LP6	7,233	*	7,233	*	—	*
Estalea II LLC[6]	9,191	*	9,191	*	—	*
Stuart Butler[7]	26,606	*	24,268	*	2,338	*
Douglas Davis[8]	24,268	*	26,606	*	(2,338)	*
Elizabeth Lazar[9]	12,572	*	5,625	*	6,947	*
Per Peterson[6]	3,596	*	3,596	*	—	*
Nathan Schaub[10]	4,148	*	3,919	*	229	*
Jeffrey Usner[11]	895,473	1.4%	895,473	1.4%	—	*
Michael Usner[12]	108,616	*	103,448	*	5,168	*
Dawid Jacobus Swanepoel[13]	11,634	*	6,466	*	5,168	*
John Graves[14]	129,310	*	129,310	*	—	*
Kyleigh Ebersole[15]	51,724	*	51,724	*	—	*
JEG Property Investments 401K JG Roth[14]	31,940	*	31,940	*	—	*
JEG Property Investments 401K NG Roth[14]	16,552	*	16,552	*	—	*
Justin Ferreira[16]	2,001,781	3.1%	507,236	*	1,494,545	2.3%
Christopher Henry[17]	2,026,281	3.1%	531,736	*	1,494,545	2.3%
______________________________
* Less than one percent.

1 Based upon 65,535,578 shares of Class A Common Stock outstanding as of August 23, 2022 on an as-redeemed basis. In addition, for each individual or entity that beneficially owns any warrants to purchase shares of Class A Common Stock, the number of outstanding shares that is assumed for purposes of calculating such individual’s or entity’s ownership percentages also includes the number of warrants beneficially owned by such individual or entity but, for the avoidance of doubt, does not include any outstanding warrants that are not beneficially owned by such individual or entity.
2 Interests shown consist of Redemption Shares assuming Redemption of all of the DMS Units held by Prism Data, LLC, and 538,911 Seller Warrants owned by Joseph Marinucci. Interests shown also include Redemption Shares (assuming Seller Warrants acquired by the indirect subsidiaries of Clairvest Group Inc. (as described in footnote (4)), in each case, over which Prism Data, LLC has shared voting power as a result of the Director Nomination Agreement. Joseph Marinucci, as the manager of Prism Data, LLC, is deemed to have beneficial ownership over the interests shown. Mr. Marinucci also owns (a) 54,033 shares of Class A Common Stock. The business address of Prism Data, LLC is 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.
3 Interests shown consist of (i) Conversion Shares acquired by Clairvest Equity Partners V Limited Partnership (11,879,938 Conversion Shares) and CEP V Co-Investment Limited Partnership (6,058,016 Conversion Shares), (ii) 2,255,433 Redemption Shares assuming Redemption of all DMS Units held by CEP V-A DMS AIV Limited Partnership and (iii) shares of Class A Common Stock underlying Seller Warrants acquired by CEP V-A DMS AIV Limited Partnership (102,999 shares), Clairvest Equity Partners V Limited Partnership (542,525 shares) and CEP V Co-Investment Limited Partnership (276,653 shares) in the Business Combination. Interests shown also consist of Redemption Shares assuming Redemption of all of the DMS Units held by Prism Data, LLC over which Clairvest Group Inc. has shared voting power as a result of the Director Nomination Agreement. Each of the foregoing limited partnerships has the power to make voting and dispositive decisions with respect to such shares and is an indirect subsidiary of Clairvest Group Inc. The business address of Clairvest Group Inc. and each of the foregoing limited partnerships is 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.
4 Interests shown are based on such individual’s ownership interests in Prism Data, LLC as well as, in Mr. Borghese’s case, 538,911 Seller Warrants. Mr. Borghese also owns (a) 56,289 shares of Class A Common Stock and (b) 34,012 option shares of Class A Common Stock that Mr. Borghese can exercise within 60 days. Mr. Ruelas also owns 342 shares of Class A Common Stock. Mr. Goodman also owns (a) 4056 shares of Class A Common Stock held by Mr. Goodman and (b) 2,834 option shares of Class A Common Stock that Mr. Goodman can exercise within 60 days. Mr. Katz also owns 17,000 shares of Class A Common Stock. Mr Shtief also owns 14,737 shares of Class A Common Stock.
5 Interests consist of Class A Common Stock. The business address of Mathew Frary is 5392 Moonlight Way, Parker, CO 80134.

6 Interests consist of Class A Common Stock. The business address of Estalea I LP, Estalea II LLC and Per Peterson is 223 East De La Guerra Street, Santa Barbara, CA 93101.
7 Interests consist of Class A Common Stock. The business address of Stuart Butler is 1967 Ridgetrail Drive, Castle Rock, CO 80104.
8 Interests consist of Class A Common Stock. The business address of Douglas Davis is 1606 Quail Lane, Castle Rock, CO 80104.
9 Interests consist of (a) 5,866 shares of Class A Common Stock, (b) 90 options to acquire shares of Class A Common Stock, (c) 2005 restricted stock units that will vest within 60 days and (d) 4,611 options to acquire shares of Class A Common Stock that Ms. Lazar can exercise within 60 days.
10 Interests consist of DMS Units. The business address of Nathan Schaub is 35 Bostick Circle, Beaufort, SC 29902. Mr. Schaub is a former employee of the Company.
11 Interests consist of Class A Common Stock. The business address of Jeffrey Usner is 1900 Valley View Road, Mount Joy, PA 17552. Mr. Usner is a former employee of the Company.
12 Interests consist of (a) 103,448 shares of Class A Common Stock, (b) 1,566 restricted stock units that will vest within 60 days and (c) 3,602 options to acquire shares of Class A Common Stock that Mr. Usner can exercise within 60 days.
13 Interests consist of (a) 6,466 shares of Class A Common Stock, (b) 1,566 restricted stock units that will vest within 60 days and (c) 3,602 options to acquire shares of Class A Common Stock that Mr. Swanepoel can exercise within 60 days.
14 Interests consist of Class A Common Stock. The business address of John Graves, JEG Property Investments 401k JG and JEG Property Investments 401k NG Roth is 1540 Keller Parkway, Suite 108, PMB 323, Keller, TX 76248.
15 Interests consist of Class A Common Stock. The business address of Kyleigh Ebersole is 7225 Royal Oak Drive, Harrisburg, PA 17112. Mr. Ebersole is a former employee of the Company.
16 Interests consist of Class A Common Stock. The business address of Justin Ferreira is 1113 South East 11th Street, Fort Lauderdale, FL 33316. Mr. Ferreira is a former employee of the Company.
17 Interests consist of Class A Common Stock. The business address of Christopher Henry is 2564 Ingleside Farm West, Germantown, TN 38139. Mr. Henry is a former employee of the Company.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Holders and their affiliates, see the sections entitled “Directors, Executive Officers and Corporate Governance,” “Executive Compensation,” “Certain Relationships and Related Transactions, and Director Independence” and “Note 2. Business Combination” in “Financial Statements and Supplementary Data” in our Annual Report incorporated by reference herein.

PLAN OF DISTRIBUTION
We are registering the resale by the Selling Holders or their permitted transferees of up to 2,627,415 shares of Class A Common Stock.

The Selling Holders may offer and sell, from time to time, their respective shares of Class A Common Stock covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

•on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;
•in privately negotiated transactions;
•in underwritten transactions;
•in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
•through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;
•through the distribution of the securities by any Selling Holder to its partners, members or stockholders;
•in short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•by pledge to secured debts and other obligations;
•to or through underwriters or agents;
•“at the market” or through market makers or into an existing market for the securities;
•any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Holders party to the Amended and Restated Registration Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock by a U.S. Holder (as defined below). This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), governments or agencies or instrumentalities thereof, taxpayers that are subject to or have elected mark-to-market accounting, holders who acquired our Class A Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, holders that will hold Class A Common Stock as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, certain former citizens or former long-term residents of the United States, persons that beneficially own or have beneficially owned within the past five years (or are deemed to beneficially own or to have beneficially owned within the past five years) 5% or more of the total fair market value of our Class A Common Stock, or holders that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare contribution tax on net investment income or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, (the “Code”). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “non-U.S. Holder” is a beneficial holder of our Class A Common Stock who or that, for U.S. federal income tax purposes is not:

•individual who is a United States citizen or resident of the United States;
•corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any state or political subdivision thereof;
•estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
•trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person; or
•a partnership or other entity or arrangement treates as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Class A Common Stock, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class A Common Stock.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

Taxation of Distributions on Shares of Class A Common Stock

In general, any distributions we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will generally be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable).

Any distribution not constituting a dividend will generally be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below), we will generally withhold 15% of any distribution to the extent such distribution exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States will generally not be subject to withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at generally applicable U.S. federal income tax rates. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange, or Other Taxable Disposition of Class A Common Stock

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange, or other taxable disposition of our Class A Common Stock, unless:

•the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States);
•the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock, unless our Class A Common Stock is regularly traded on an established securities market. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will generally be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock will generally be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition if our Class A Common Stock is not treated as regularly traded on an established securities market. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be classified as a “United States real property holding corporation.” However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a United States real property holding corporation with respect to a non-U.S. Holder. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our Class A Common Stock which is held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A Common Stock.

LEGAL MATTERS

Anthony Saldana, General Counsel of DMS, passed upon the validity of the Class A Common Stock covered by this prospectus. Mr. Saldana is compensated by the Company as an employee. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement. Baker & McKenzie LLP, Houston, Texas, is representing DMS in certain matters relating to the securities offered hereby.

EXPERTS
The consolidated financial statements of Digital Media Solutions, Inc. appearing in the Digital Media Solutions, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2021, have been audited by Ernst & Young LLP ("EY"), independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

2,627,415 Shares of Class A Common Stock

PROSPECTUS

August 30, 2022

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$ **
FINRA filing fee	*
Printing fees and expenses	*
Registrar and transfer agent fees	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	$*

*	Estimates not presently known.

**	SEC fees in amount of $3,893.87 were paid at the time of the original filing of the Registration Statement on May 26, 2021.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 15. Indemnification of Directors and Officers

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

The Certificate of Incorporation limits the liability of the directors of DMS to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of DMS or any of its subsidiaries or was serving at DMS’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 20 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(iv) Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
2.1+
Business Combination Agreement, dated April 23, 2020, by and among Leo Holdings Corp., Digital Media Holdings, LLC and the other parties thereto (incorporated by reference to Exhibit 2.1 to Leo Holdings Corp.’s Current Report on Form 8-K/A filed with the SEC on April 24, 2020).

2.2	Amendment No. 1 to Business Combination Agreement, dated July 2, 2020 (incorporated by reference to Exhibit 2.1 to Leo Holdings Corp.’s Current Report on Form 8-K filed with the SEC on July 2, 2020).
3.1
Certificate of Incorporation of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 3.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).

3.2	Bylaws of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 3.2 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).
4.1
Form of Specimen Class A Common Stock Certificate of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 4.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).

4.2
Description of Securities Registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.4 to Digital Media Solutions, Inc.’s Annual Report on Form 10-K/A filed with the SEC on May 18, 2021).

5.1	Opinion of Counsel (incorporated by reference to Exhibit 5.1 to Digital Media Solutions, Inc.’s Registration Statement on Form S-1 filed with the SEC on May 26, 2021).
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2
Consent of Anthony Saldana, General Counsel of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 23.2 (included in Exhibit 5.1) to Digital Media Solutions, Inc.’s Registration Statement on Form S-1 filed with the SEC on May 26, 2021).

24.1	Powers of Attorney (incorporated by reference to Digital Media Solutions, Inc. Registration Statement on Form S-1 filed with the SEC on May 27, 2021).

*	Documents filed herewith.

**
To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

+	Certain schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, Florida, on August 30, 2022.

DIGITAL MEDIA SOLUTIONS, INC.

By:	/s/ Joseph Marinucci
	Name:	Joseph Marinucci
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Joseph Marinucci	Chief Executive Officer, President and Director (Principal Executive Officer)	August 30, 2022
Joseph Marinucci

/s/ Richard Rodick	Chief Financial Officer (Principal Financial and Accounting Officer)	August 30, 2022
Richard Rodick

*	Chairperson of the Board	August 30, 2022
Mary Minnick

*	Director	August 30, 2022
Fernando Borghese

*	Director	August 30, 2022
Robbie Isenberg

/s/ Maurissa Bell	Director	August 30, 2022
Maurissa Bell

*	Director	August 30, 2022
Lyndon Lea

*	Director	August 30, 2022
Robert Darwent

*By:	/s/ Joseph Marinucci
Joseph Marinucci
Attorney-in-Fact